Exhibit 10.5

renewal AND MODIFICATION AGREEMENT

This Renewal and Modification Agreement (this “Agreement”), dated as of February 1, 2021 for reference purposes only, is made by and between PJT Partners Holdings LP (“Borrower”) and First Republic Bank (the “Lender”), with reference to the following facts:

A.The Lender has previously made or committed to make revolving loans in the aggregate maximum principal amount of $40,000,000.00 (with a provision for an increase to $60,000,000.00 at certain times of the year) to Borrower (the “Loan”).

B.The Loan arises out of that certain Amended and Restated Loan Agreement dated October 1, 2018 (as amended, the “Loan Agreement”) to which Borrower and the Lender are parties.  The Loan is evidenced by Borrower’s Amended and Restated Promissory Note dated October 1, 2018 (the “Note”).  All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement.

C.Borrower has requested that Lender (i) extend the maturity date of the Note from October 1, 2021 to October 1, 2022, (ii) increase the principal amount of the Commitment from $40,000,000.00 (with a provision for an increase to $60,000,000.00 at certain times of the year) to $60,000,000.00 (with a provision for an increase to $80,000,000.00 at certain times of the year) and (iii) make certain other changes to the Loan Documents, and Lender has agreed to do so on the terms set forth herein.

THEREFORE, for valuable consideration, the Lender and Borrower agree as follows:

1.Extension of Line of Credit Note Maturity Date.  The Maturity Date of the Note is extended to October 1, 2022, at which time the entire unpaid principal balance of the Note, all accrued and unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable.  The Note and the Loan Documents are amended accordingly, and the Line of Credit Note is being concurrently amended and restated as the Second Amended and Restated Promissory Note (Line of Credit – Prime Rate Adjustable – Interest Only) dated February 1, 2021 (the “Second Amended and Restated Promissory Note”), which Second Amended and Restated Promissory Note shall hereafter be deemed to mean the Line of Credit Note, as amended herein.

2.Principal Amount of the Commitment.  The principal amount of the Commitment (and the face amount of the Line of Credit Note) is hereby increased from the principal amount of $40,000,000.00 (with a provision for an increase to $60,000,000.00 at certain times of the year) to $60,000,000.00 (with a provision for an increase to $80,000,000.00 at certain times of the year) pursuant to the terms of the Loan Documents and the terms of the Second Amended and Restated Promissory Note.  Accordingly, the following provisions of the Loan Agreement are hereby amended to reflect such increase:

2.1Section 1.24 of the Loan Agreement is amended and restated in its entirety as follows:

1.24Request for Increase.  A written request in the form of Exhibit E for a temporary increase of the Commitment up to Eighty Million and no/100 Dollars ($80,000,000.00) pursuant this Agreement.

2.2Section 2.1(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a)Borrower may, on or after November 1st of any year, submit a Request for Increase to increase the Commitment (an “Increase”) between December 1st and March 1st of the immediately following calendar year (or a portion of such period).  Each Request for Increase shall state the time period during the upcoming three-month period for the Increase to be in place (such period of time for such increase, the “Increase Period”).

2.3Section 2.1(b) of the Loan Agreement is amended and restated in its entirety as follows:

(b)If an Increase is put into place, Borrower must repay to Lender Line of Credit Advances such that by the end of the Increase Period (but which shall in no event be after March 1st (or if such date is not a Business Day, then the next succeeding Business Day) of any year in which an Increase is in place) the aggregate outstanding principal amount of the Line of Credit Advances is not greater than $60,000,000.  At the end of the Increase Period the Commitment shall automatically be reduced to $60,000,000, and in no event shall the Commitment exceed $60,000,000 at any time between March 2nd and November 30th in any calendar year.

2.4Exhibit E attached hereto is added to the Loan Agreement as Exhibit E.

3.Line of Credit Loan Interest Rate.  The interest rate payable on the Line of Credit Loan is amended to provide for an interest rate floor of no less than two and 75/100 percent (2.75%) per annum, pursuant to the terms of the Second Amended and Restated Promissory Note.

4.Covenants.  Exhibit D to the Loan Agreement is hereby amended and restated in its entirety with Exhibit D attached hereto.

5.Execution of Second Amended and Restated Promissory Note.  Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Lender the Second Amended and Restated Promissory Note.  All references to the “Line of Credit Note” in the Loan Documents shall hereafter refer to and be the Second Amended and Restated Promissory Note, which when executed in favor of and delivered to Lender shall supersede and replace, in its entirety, the Note (as referenced in Recital A hereof).

6.Merger of Third Party Pledgors.  By their execution of this Agreement, (a) Lender acknowledges its prior consent to the merger of Third Party Pledgor Park Hill Group LLC with and into Third Party Pledgor PJT Partners LP (the “Merger”), (b) Borrower acknowledges that as a result of such Merger the “Collateral” pledged by PJT Partners LP to Lender under the Third Party Pledge Agreement between PJT Partners LP and Lender dated or about October 1, 2015 includes the “Collateral” pledged by Park Hill Group LLC to Lender under the Third Party Pledge Agreement between Park Hill Group LLC and Lender dated on or about October 1, 2015 and (c) Lender and Borrower agree that all references to Park Hill Group LLC as a Third Party Pledgor under the Loan Agreement shall be deemed a reference to PJT Partners LP (as successor by merger to Park Hill Group LLC).

7.Representations and Warranties.  As a material inducement to the Lender’s execution of this Agreement, Borrower makes the following warranties and representations to the Lender:

7.1Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Persons signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally and regardless of whether enforcement is sought in equity or at law).  The Persons executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all required action on the part of Borrower.

7.2There are no liens affecting all or part or the Collateral, except for the liens in favor of the Lender and the Permitted Liens.

7.3No Event of Default has occurred and is continuing.

8.No Modification of Loan Documents.  Nothing contained in this Agreement shall be construed to obligate the Lender to extend the time for payment of the Second Amended and Restated Promissory Note or otherwise modify any of the Loan Documents in any respect, except as expressly set forth in this Agreement.

9.No Waiver.  No waiver by the Lender of any of its rights or remedies in connection with the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender.  The Lender’s rights and remedies under this Agreement are cumulative with and in addition to any and all other legal and equitable rights and remedies which the Lender may have in connection with the Loans.

10.Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered by this Agreement and other Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Lender or Borrower concerning the matters covered by this Agreement and the other Loan Documents.

11.Modifications.  This Agreement may be modified only by a written agreement signed by Borrower and the Lender.

12.Descriptive Headings; Interpretation.  The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.  For purposes of this Agreement, the term “including” shall be deemed to mean “including without limitation.”

13.Renewal/Modification Fees.  Borrower shall pay to the Lender, upon execution of this Agreement, (a) a loan fee of $60,000.00 and (b) all reasonable and documented out-of-pocket costs, charges, and expenses paid or incurred by the Lender in connection with the preparation of this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees (all of which amounts will be debited from Borrower’s account number [removed]).  Borrower shall pay all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Lender in enforcing any of the terms of this Agreement or the other Loan Documents, whether or not any legal proceedings are instituted by the Lender.

14.Indemnification.  Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, reasonable costs and expenses, including reasonable attorneys’ fees and costs, directly arising out of or relating to any commission or brokerage fee or charge claimed to be due or owing to any Person in connection with the transactions contemplated by this Agreement as a result of any act or agreement by the Borrower.

15.No Third Party Beneficiaries.  This Agreement is entered into for the sole benefit of the Lender and Borrower, and no other Person shall have any right of action under this Agreement.

16.NO CLAIMS.  BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B) IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE LENDER IN CONNECTION WITH THE LOANS OR THE COLLATERAL.

17.Continuing Effect of Documents.  The Second Amended and Restated Promissory Note and the other Loan Documents, as modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

18.Counterparts; Successors.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Renewal and Modification Agreement as of the date first above written.

BORROWER:			LENDER:

PJT Partners Holdings LP			First Republic Bank

By:	PJT Partners Inc.,
	its General Partner		By:	/s/ Stephen J. Szanto

	By:	/s/ Helen T. Meates	Name:	Stephen J. Szanto

	Name:	Helen T. Meates	Title:	Senior Managing Director

	Title:	CFO

PJT Partners LP executes this Renewal and Modification Agreement for the sole purpose of evidencing its acknowledgement and agreement to Section 6(b) hereof:

PJT Partners LP

By:	PJT Management, LLC,
its general partner

	By:	PJT Partners Holdings LP
its sole member

		By:	PJT Partners, Inc.,
its general partner

	By:	/s/ Helen T. Meates

	Name:	Helen T. Meates

	Title:	CFO

Exhibit D

COVENANTS

This Exhibit D is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit D is attached:

1.	Financial Covenants.

1.1No Additional Indebtedness.  Without the prior written consent of the Lender, Borrower:  (a) shall not incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender, (ii) other borrowing from the Lender (or an affiliate of Lender), (iii) unsecured debt incurred in the ordinary course of business, (iv) indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including capital lease obligations) and any indebtedness assumed in connection with the acquisition of any such assets, (v) debts owing by Borrower to another Loan Party or any affiliate of a Loan Party and (vi) other indebtedness up to an aggregate amount not to exceed $20,000,000 at any time outstanding (which other indebtedness under this clause (vi) shall include but not be limited to all indebtedness that is excluded from liabilities pursuant to Sections (b) and (c) of the definition of “Tangible Net Worth” in Section 1.2 of this Exhibit D and all indebtedness that is excluded from the definition of “Debt” in Section 1.3 of this Exhibit D); and (b) shall not directly or indirectly make, create, incur, assume or permit to exist any guaranty of any kind of any indebtedness of any other Person during the term of this Agreement, excluding (i) any guaranties by Borrower as of the date of this Agreement previously disclosed in writing to Lender, (ii) guaranties by Borrower incurred in connection with any employee loan program arranged by Lender, (iii) guaranties incurred in connection with lease agreements entered into by the Borrower or any of its affiliates and other guaranties incurred in the ordinary course of business (including in respect of any leasehold obligations) and not in respect of indebtedness for borrowed money and (iv) guaranties in respect of indebtedness of Borrower’s affiliates if the Borrower would have been able to incur such indebtedness directly under the foregoing clause (a), provided that the amount of such guaranties under this Section (1.1)(iii) and (iv) do not exceed an aggregate face value of $20,000,000 in the aggregate at any time.

1.2Minimum Tangible Net Worth.  Borrower shall at all times maintain a Tangible Net Worth of not less than $300,000,000.

“Tangible Net Worth” is defined as the excess of total assets minus total liabilities, determined in accordance with generally accepted accounting principles with the following adjustments:  (a) there will be excluded from assets (i) notes, accounts receivable and other obligations owing from officers, members, partners or affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs and franchises; (b) there will be excluded from liabilities all indebtedness which is either secured on a junior lien basis with respect to the Obligations, unsecured or subordinated to the Obligations; and (c) there will be excluded from liabilities all liabilities in respect of any deferred rent obligations.

1.3Minimum Cash Flow Coverage Ratio.  Borrower shall maintain a Minimum Cash Flow Coverage Ratio of not less than 1.50:1.00.  This ratio shall be measured on a calendar year-to-date basis as of December 31, 2018 and on a calendar year-to-date basis as of the end of each successive calendar quarter thereafter.

“Minimum Cash Flow Coverage Ratio” for each applicable calendar year-to-date measurement period is defined as (i) annual net income plus interest, taxes, depreciation and amortization plus any recorded non-cash expense related to restricted stock units granted to employees minus dividends and distributions paid divided by (ii) the sum of required principal payments plus interest expense.

1.4Leverage Ratio.  Borrower shall at all times maintain a ratio of Debt to Adjusted EBITDA as follows, measured as of the last day of each quarter:

(a)if Adjusted EBITDA is equal to or greater than $35,000,000, then such ratio shall not exceed 2.00:1.00;

(b)if Adjusted EBITDA is equal to or greater than $20,000,000 but less than $35,000,000, then such ratio shall not exceed 1.50:1.00; and

(c)if Adjusted EBITDA is less than $20,000,000, then such ratio shall not exceed 1.00:1.00.

The term “Debt” means total liabilities of Borrower minus (x) any indebtedness which is either secured on a junior lien basis with respect to the Obligations, unsecured or subordinated to the Obligations and (y) any unsecured indebtedness that is junior in priority to the Loans. For the avoidance of doubt, “Debt” shall include the indebtedness of any other entity (including any partnership in which the Borrower is a general partner) to the extent the Borrower is liable therefor as a result of the Borrower’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness expressly provide that the Borrower is not liable therefor.

The term “Adjusted EBITDA” means Borrower’s EBITDA for the previous four quarters plus any recorded non-cash expenses related to restricted stock units granted to employees during such four quarters less any dividends paid during such four quarters.

1.5Liquidity.  Borrower shall at all times maintain on a consolidated basis a ratio of Unencumbered Liquid Assets to then total current liabilities of not less than 1.25:1.00.  This ratio shall be measured quarterly as of the last day of each quarter.

“Unencumbered Liquid Assets” is defined as the following assets:  (a) cash and certificates of deposit; (b) the fair market value of treasury bills and other obligations of the U.S. Federal Government; (c) readily marketable securities that can be converted into cash within three (3) days without penalty or prepayment fee; (d) commercial paper; (e) Eligible Accounts Receivable and (f) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.  Excluded from assets are (g) retirement accounts and (h) restricted stock and stock subject to provisions of Rule 144 of the Securities and Exchange Commission.

The term “Eligible Accounts Receivable” means (a) 50% of all bona fide accounts receivable generated in the ordinary course of business of PJT Partners LP’s business unit formerly known as Park Hill Group LLC, and (b) 75% of all bona fide accounts receivable generated in the ordinary course of business of Borrower and PJT Partners LP; provided, however, that the term Eligible Accounts Receivable shall not include (i) any accounts receivable in which Lender does not have a perfected security interest of first priority or (ii) any accounts receivable:

(A)that have been invoiced and not paid within 90 days of the due date;

(B)for which any of the actions described in Sections 4.1(e), (h), (i) or (j) hereof has occurred with respect to the account debtor;

(C)with respect to which the account debtor disputes liability or makes any claim and Lender reasonably believes that there is a basis for such dispute (but only up to the disputed or claimed amount);

(D)with respect to which the Borrower or any of its affiliates owes the account debtor, but only to the amount owed (i.e., contra accounts); or

(E)with respect to which the account debtor is an affiliate of the Borrower or an officer or director of the Borrower or any or its affiliates, or any Person having the power or ability to control the Borrower. For the avoidance of doubt, The Blackstone Group L.P. and its subsidiaries shall not be deemed affiliates of the Borrower.

The Eligible Accounts Receivable shall be determined from the quarterly accounts receivable aging statement submitted by the Borrower pursuant to this Agreement.

2.	Reporting Covenants.

2.1Annual Financial Statements for General Partner of the Borrower.  Borrower shall deliver to Lender annual financial statements, including balance sheet and income statements, within 90 days after the end of each fiscal year, which financial statements shall be audited by an independent certified public accountant of national standing (or otherwise reasonably acceptable to Lender).

2.2Interim Financial Statements for General Partner of the Borrower.  Borrower shall deliver to Lender internally prepared quarterly financial statements (excluding any notes thereto), including balance sheet and income statements, within 60 days after the end of each fiscal quarter, certified by such entity’s chief financial officer or other officer or representative of such entity acceptable to Lender.

2.3Compliance Certificate.  Borrower shall deliver to Lender quarterly a compliance certificate, on Lender’s standard form, within 45 days after the end of each quarter, certified by Borrower’s chief financial officer or other officer or representative of Borrower acceptable to Lender.

2.4Accounts Receivable Aging Statement.  Borrower shall, and shall ensure that Pledgor shall, deliver to Lender quarterly accounts receivable aging statements, substantially in the form delivered to Lender in connection with the Loan Closing, within 45 days after the end of each fiscal quarter, certified by the chief financial officer of Borrower/Pledgor or other officer or representative of each such entity acceptable to Lender.

EXHIBIT E

FORM OF REQUEST FOR INCREASE

[DATE]1

First Republic Bank

1230 Avenue of the Americas, 2nd Floor

New York, NY 10020

Attn: Business Banking

Telephone:  415-364-4420

Email:bbnycompliance@firstrepublic.com

RE:

That certain Amended and Restated Loan Agreement dated as of October 1, 2018 by and between FIRST REPUBLIC BANK (“Lender”) and PJT PARTNERS HOLDINGS LP (“Borrower”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Ladies and Gentlemen:

This Request for Increase is executed and delivered by Borrower to Lender pursuant to Section 2.1(a) of the Loan Agreement.

1.Borrower hereby requests an Increase in the Commitment in the amount of $[INCREASE AMOUNT] for an aggregate Commitment of $[NEW MAXIMUM COMMITMENT] during the Increase Period.  The Increase Period for such Increase shall be from [DATE] until [DATE2].

2.In connection with this Request, Borrower hereby represents, warrants and certifies to the Lender that:

(a)As of the effective date of such Increase and immediately after giving effect thereto, the representations and warranties set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date;

(b)No Event of Default shall have occurred and is continuing on and as of the date hereof or will exist on the date any request herein becomes effective; and

(c)After any request herein becomes effective the aggregate outstanding Line of Credit Advances will not exceed the Commitment.

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[1]	To be submitted on or after November 1 of any year.
[2]	Increase Period shall be between December 1 and March 1 of immediately following year (or a portion of such period).

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER:

PJT Partners Holdings LP

By:	PJT Partners Inc., its General Partner

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

FIRST REPUBLIC BANK

By:

Name:
Title:
Date:

ACKNOWLEDGMENT OF RENEWAL AND MODIFICATION AGREEMENT AND

REAFFIRMATION OF THIRD PARTY PLEDGE AGREEMENT

Section 1.The undersigned Pledgor hereby acknowledges and confirms that it has reviewed and approves the terms and conditions of the Renewal and Modification Agreement dated on or about even date herewith between PJT Partners Holdings LP (“Borrower”) and First Republic Bank (“Lender”) (the “Amendment”).

Section 2.The undersigned Pledgor hereby consents to the Amendment and agrees that all obligations covered by the Third Party Pledge Agreement executed by the Pledgor in favor of Lender (which include Borrower’s increased obligations under the Second Amended and Restated Promissory Note) shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.The undersigned Pledgor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in said Third Party Pledge Agreement are true, accurate and complete as if made the date hereof.

Dated as of February 1, 2021

PLEDGOR

PJT PARTNERS LP

By:	PJT Management, LLC, its
general partner
	By:	PJT Partners Holdings LP, its
sole member

		By:	PJT Partners Inc., its
general partner

			By:	/s/ Helen T. Meates
			Name:	Helen T. Meates
			Title:	CFO

SECOND AMENDED AND RESTATED PROMISSORY NOTE

(Line of Credit - Prime Rate Adjustable - Interest Only)

$60,000,000.00	February 1, 2021

1.Promise to Pay.  At the times stated in this Note, for value received, PJT Partners Holdings LP (“Borrower”), promises to pay to First Republic Bank (“Lender”), or order, at 111 Pine Street, San Francisco, California 94111, Attention:  Commercial Loan Operations, or at such other place as the Lender may from time to time designate in writing, the principal sum of Sixty Million and no/100 Dollars ($60,000,000.00), or so much thereof as may be disbursed by the Lender, with interest from the date of initial disbursement of all or any part of the principal of this Note (the “Disbursement Date”) on unpaid principal at the interest rate or interest rates provided for in this Note.

The principal amount of this Note is subject to an increase of up to Eighty Million and no/100 Dollars ($80,000,000) from time to time pursuant to the provisions of the Loan Agreement relating to the Increase.

This Second Amended and Restated Promissory Note (“Note”) supersedes and replaces in its entirety that certain Amended and Restated Promissory Note dated October 1, 2018 (the “2018 Note”), which is deemed cancelled and no longer in effect.  Any Line of Credit Advances outstanding on the date hereof shall, without the necessity of any action, become Line of Credit Advances hereunder.

2.Interest Rate; Payment of Principal and Interest.

2.1Certain Definitions.  For purposes of this Note, the following terms shall have the following definitions:

(a)Note Rate.  The per annum interest rate on the principal sum of this Note which is outstanding from time to time.

(b)Index.  The rate of interest published in the Western Edition of The Wall Street Journal as the U.S. “prime rate”.

(c)Interest Payment Date.  February 15, 2021 and the same date of each month thereafter (or if such date is not a Business Day, then the next succeeding Business Day) to and including the same date of the month immediately preceding the month in which the Maturity Date occurs.

2.2Interest.  From the Disbursement Date to the Maturity Date of this Note, the Note Rate shall be equal to the greater of (i) the Index minus one percent (1.0%) per annum rounded upward to the nearest one-eighth (1/8th) of one percentage point (0.125%), and (ii) two and 75/100 percent (2.75%) per annum, subject to Section 0 below.  The Note Rate shall be adjusted concurrently with, and such adjustments shall be effective on the same date as, adjustments announced in the Index.

2.3Payments.  Principal and interest shall be due and payable as follows:

(a)Interest Payments.  Interest shall be payable in arrears commencing on the first (1st) Interest Payment Date after the Disbursement Date and continuing on each Interest Payment Date thereafter until the Maturity Date.

(b)Payment on Maturity Date.  The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on October 1, 2022 (the “Maturity Date”).  BORROWER ACKNOWLEDGES AND AGREES THAT (1) THE LOAN EVIDENCED BY THIS NOTE IS NOT AN AMORTIZING LOAN; AND (2) THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE SHALL BE DUE AND PAYABLE ON THE MATURITY DATE OF THIS NOTE.

3.Loan Agreement; Interest Computation.  This Note arises out of an Amended and Restated Loan Agreement dated October 1, 2018 (the “Loan Agreement”) executed by Borrower and Lender.  This Note is the “Line of Credit Note” described in the Loan Agreement.  All terms with an initial capital letter that are used but not specifically defined in this Note shall have respective meanings given to such terms in the Loan Agreement.  All payments under this Note shall be made in immediately available funds and shall be credited first to accrued interest then due, thereafter to unpaid principal, and then to other charges, fees, costs, and expenses payable by Borrower under this Note or in connection with the loan evidenced by this Note (the “Loan”) in such order and amounts as the Lender may determine in its sole and absolute discretion.  If any payment of interest is not made when due, at the option of the Lender, such interest payment shall bear interest at the same rate as principal from and after the due date of the interest payment.  Principal and interest shall be payable only in lawful money of the United States of America.  The receipt of any check or other item of payment (a “payment item”) by the Lender, at its option, shall not be considered a payment until such payment item is honored when presented for payment at the drawee bank or institution, and the Lender, at its option, may delay the credit of such payment until such payment item is so honored.  Notwithstanding anything to the contrary contained in this Note, interest at the rates provided for in this Note shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days during which the principal balance of this Note is outstanding.  Borrower acknowledges and agrees that the calculation of interest on the basis described in the immediately preceding sentence may result in the accrual and payment of interest in amounts greater than those which would be payable if interest were calculated on the basis of a three hundred sixty-five (365) day year.

4.After Maturity/Default Rate of Interest.  From and after either (a) the occurrence of an Event of Default (whether or not the Lender has elected to accelerate unpaid principal and interest under this Note as a result of such Event of Default); or (b) the maturity of this Note (whether the stated maturity date of this Note or the maturity date resulting from the Lender’s acceleration of unpaid principal and interest), then in either of such circumstances, interest on any unpaid principal balance of this Note that is overdue shall accrue at a rate equal to two percent (2.00%) per annum above the otherwise applicable Note Rate.

5.Late Charge.  If any installment of interest under this Note is not paid within ten (10) days after the date on which it is due (other than as a result of Lender’s failure to make any automatic deduction from the Account (if sufficient funds are then in the Account) or Lender’s gross negligence or willful misconduct), Borrower shall immediately pay a late charge equal to two percent (2.00%) of such installment to the Lender to compensate the Lender for administrative costs and expenses incurred in connection with such late payment.  Borrower agrees that the actual damages suffered by the Lender because of any late installment payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed.  The Lender’s acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect the Lender’s right to enforce any of its rights and remedies against any Person liable for payment of this Note.

6.Waivers.  Borrower and all sureties, guarantors, endorsers and other Persons liable for payment of this Note (a) waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note; (b) waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law; (c) consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by the Lender and Borrower without notice to and without in any way affecting the liability of any Person for payment of this Note; and (d) consent to any forbearance by the Lender and to the release, addition, and substitution of any Person liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any Person for payment of this Note.

7.Default.  The Loan Agreement provides, among other things, for the acceleration of the unpaid principal balance and accrued interest under this Note upon the occurrence of certain events.  The Lender, at its option and without notice to or demand on Borrower or any other Person, may terminate any or all obligations which it may have to extend further credit to Borrower and may declare the entire unpaid principal balance of this Note and all accrued interest thereon to be immediately due and payable upon the occurrence and during the continuation of any Event of Default.

8.Application of Payments.  Upon the occurrence and during the continuation of any Event of Default, the Lender, at its option, shall have the right to apply all payments made under this Note to principal, interest, and other charges, fees, costs and expenses payable by Borrower under this Note or in connection with the Loan in such order and amounts as the Lender may determine in its sole and absolute discretion.

9.Modifications; Cumulative Remedies; Loss of Note; Time of Essence.  No modification or waiver by the Lender of any of the terms of this Note shall be valid or binding on the Lender unless such modification or waiver is in writing and signed by the Lender.  The Lender’s rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies which the Lender may have in connection with the Loan.  The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note.  If this Note is lost, stolen, or destroyed, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed by the Lender, or if this Note is mutilated, upon the Lender’s surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to the Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note.  Time is of the essence in the performance of each provision of this Note by Borrower.

10.Attorneys’ Fees.  If Borrower defaults under any of the terms of this Note, Borrower shall pay all costs and expenses, including without limitation attorneys’ fees and costs, incurred by the Lender in enforcing this Note immediately upon the Lender’s demand, whether or not any action or proceeding is commenced by the Lender.

11.Applicable Law; Prepayment; Successors.  This Note shall be governed by and interpreted in accordance with the laws of the State of New York.  Borrower shall have the right to prepay all or part of the outstanding principal balance of this Note at any time without payment to the Lender of a prepayment fee or charge.  This Note shall be the joint and several obligation of all Persons executing this Note as Borrower and all sureties, guarantors, and endorsers of this Note, and this Note shall be binding upon each of such Persons and their respective successors and permitted assigns.  This Note shall inure to the benefit of the Lender and its successors and permitted assigns.

12.Index.  If the Index becomes unavailable, the Lender shall, in consultation with the Borrower, select a comparable index (the “Substituted Index”).  In such event, if applicable, the Lender shall adjust the interest rate spread set forth above (the “Spread”) such that the sum of the Substituted Index and the adjusted Spread equals the sum of the prior Index plus the prior Spread.  Borrower acknowledges that the Index may not represent the lowest interest rate charged by the Lender and that Lender may make loans at, above or below the Index or based on other reference rates.

13.Security.  This Note is secured by the Security Agreements.

14.Cancellation of 2018 Note.  Lender, by its acceptance of this Note, agrees to promptly return the original 2018 Note marked “cancelled” to Borrower at the address provided by Borrower to Lender.

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BORROWER:

PJT Partners Holdings LP

By:	PJT Partners, Inc., its General Partner

	By:	/s/ Helen T. Meates

	Name:	Helen T. Meates

	Title:	CFO